EXHIBIT 5.1


                                                   June 30, 1999

Watsco, Inc.
2665 S. Bayshore Drive, Suite 901
Coconut Grove, Florida 33133

Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to Watsco, Inc., a Florida corporation formerly known as Watsco, Inc. (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on or about June 30, 1999, (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of 3,661,875 additional shares of Common Stock ($.50 par value per share) and 3,661,875 shares of Class B Common Stock ($.50 par value per share) (together the "Additional Plan Shares") pursuant to the Company's Amended and Restated 1991 Stock Option Plan (the "Plan"). The Additional Plan Shares increase the aggregate number of shares available for grants under the Plan from 3,088,125 to 6,750,000.

     We are familiar with the proceedings to date with respect to such offering and have examined such records, document and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

     We are of the opinion that when the Additional Plan Shares shall have been issued and sold on the terms contemplated by the Plan and the Registration Statement shall have become effective, the Additional Plan Shares will be legally issued, fully paid and non-assessable.

     This opinion shall be limited to the laws of the State of Florida and the federal laws of the United States of America.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               /s/ Greenberg Traurig, P.A.
                                   --------------------------------------------
                                   GREENBERG TRAURIG, P.A.